                                                          Exhibit 11

                 HEALTHDYNE TECHNOLOGIES, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                      Three Months Ended          Six Months Ended
                                           June 30,                    June 30
                                     ------------------          ----------------
                                      1996        1995             1996      1995
                                      ----        ----             ----      ----
Primary
- -------

Net earnings                       $ 1,320        1,690             3,097     3,237
                                   =======       ======            ======    ======

Shares:
  Weighted average number of
   common shares outstanding        12,575       12,348            12,528    12,347
  Shares issuable from assumed
   exercise of options
   and warrants                        535          152               502       128
                                   -------       ------             -----    ------

  Weighted average number of
   common shares and common
   share equivalents                13,110       12,500            13,030    12,475
                                   =======       ======           =======    ======

Net earnings per common share
 and common share equivalent           .10          .14               .24       .26
                                   =======       ======            ======    ======

Fully Diluted
- --------------

Net earnings                       $ 1,320        1,690             3,097     3,237
                                   =======       ======            ======    ======

Shares:
  Weighted average number of
   common shares outstanding as
   adjusted per primary
   computation above                13,110      12,500             13,030    12,475

  Additional shares issuable from
   assumed exercise of options and
   warrants computed on a fully
   diluted basis                        46          --                 53        12
                                   -------      ------             ------    ------

                                    13,156      12,500             13,083    12,487
                                   =======      ======             ======    ======

Net earnings per common share
 and common share equivalent       $   .10         .14                .24       .26
                                   =======      ======             ======    ======
